EXHIBIT 99.1

BJ's Restaurants, Inc. to Present at the Following May and June Investor Conferences

HUNTINGTON BEACH, Calif., May 15, 2012 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) will be presenting at the following investor conferences during the months of May and June:

  Morgan Stanley Retail Conference at the Boston Harbor Hotel, Boston, MA. The Company's presentation will begin at approximately 11:00 am (Eastern) on Wednesday, May 23, 2012.
  William Blair 32nd Annual Growth Stock Conference at the Four Seasons Hotel in Chicago, IL. The Company's presentation will begin at approximately 9:30 am (Central) on Tuesday, June 12, 2012.
  Jefferies 2012 Global Consumer Conference at the White Elephant Hotel, Nantucket, MA. The Company's presentation will begin at approximately 8:30 am (Eastern) on Tuesday, June 19, 2012.

Each presentation will be broadcast live over the Internet. Interested parties may listen to the presentations at the Company's website located at http://www.bjsrestaurants.com. The presentations can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of each presentation will be available after the conclusion of the live presentation.

BJ's Restaurants, Inc. currently owns and operates 120 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill™ brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary handcrafted beers throughout the chain. The Company's restaurants are located in California (59), Texas (25), Arizona (6), Colorado (4), Oregon (2), Nevada (5), Florida (9), Ohio (3), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.   Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.